Exhibit 99.1

Press Release
July 22, 2019

7575 W. Jefferson Blvd.

Fort Wayne, IN  46804

Steel Dynamics Reports Second Quarter 2019 Results

FORT WAYNE, INDIANA, July 22, 2019 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced second quarter 2019 financial results. The company reported second quarter 2019 net sales of $2.8 billion and net income of $194 million, or $0.87 per diluted share. Comparatively, prior year second quarter net income was $362 million, or $1.53 per diluted share, with net sales of $3.1 billion. Sequential first quarter 2019 net income was $204 million, or $0.91 per diluted share, with net sales of $2.8 billion.

“Our second quarter 2019 consolidated operating income was $285 million and adjusted EBITDA $365 million,” said Mark D. Millett, President and Chief Executive Officer.  “The team delivered a solid second quarter performance in a challenging steel pricing environment.  A weakening scrap price environment coupled with steel inventory destocking led to steel buying hesitancy. Despite these challenges, supported by the addition of United Steel Supply and the continued ramp-up of Heartland, our steel platform shipments improved.  As underlying steel demand remains constructive and scrap prices have steadied, we have recently seen stabilization and improvement in flat roll steel prices, resulting in increased flat roll order activity and improved order backlogs. However, structural, merchant bar, and reinforcing bar steel pricing remain pressured from domestic and import market competition.

“Underlying domestic steel demand remains intact, and we are seeing continued positive activity across most of the steel consuming sectors, including automotive, energy and industrial customers.  Additionally, as evidenced by our strong steel fabrication backlog, strength continues in non-residential construction.”

The company generated strong cash flow from operations of $361 million during the second quarter 2019 and increased liquidity to $2.3 billion. The company paid cash dividends of $54 million and repurchased $93 million of its common stock during the second quarter 2019.

Second Quarter 2019 Comments

Second quarter 2019 operating income for the company’s steel operations was $295 million, or six percent lower than sequential first quarter 2019 results. The decline in earnings resulted from metal spread compression which more than offset the three percent increase in overall steel shipments related to the ramp-up of the Heartland facility and the recent addition of United Steel Supply.  The sequential earnings decline was primarily driven by lower shipments and product pricing within the company’s long product steel operations. The second quarter 2019 average external product selling price for the company’s overall steel operations decreased $23 sequentially to $879 per ton.  The average ferrous scrap cost per ton melted at the company’s steel mills decreased $22 to $316 per ton.

The company’s steel processing locations (Heartland, Techs, United Steel Supply and Vulcan) represented 16 percent of the shipment mix in the second quarter 2019, compared to 13 percent in the sequential quarter and nine percent in the prior year second quarter.  These locations use steel products as their primary raw material, and the associated steel procurement cost represented 18 percent of the steel operations cost of goods sold for the second quarter 2019, 15 percent for the sequential quarter, and nine percent for the prior year second quarter.

Second quarter 2019 operating income from the company’s metals recycling operations decreased to $11 million, compared to $20 million in the sequential first quarter, as a result of both lower nonferrous shipments and ferrous selling values.  Both prime and obsolete scrap indices fell almost $90 per gross ton from March to June 2019.  As scrap flows started to slow based on lower procurement values, scrap pricing appears to have stabilized in July.

Second quarter 2019 operating income from the company’s steel fabrication operations was a strong $31 million, or 49 percent higher than sequential first quarter results. Earnings improved as higher shipments and lower raw material steel input costs, resulted in expanded profit margins. The steel fabrication platform order backlog remains strong, and customers remain optimistic concerning non-residential construction projects.

Year-to-Date June 30, 2019 Comparison

For the six months ended June 30, 2019, net income was $399 million, or $1.78 per diluted share, with net sales of $5.6 billion, as compared to net income of $590 million, or $2.49 per diluted share, with net sales of $5.7 billion for the same period in 2018.  Although net sales remained consistent, first half 2019 operating income decreased 30 percent from record high 2018 results of $825 million, to $577 million.  The decline in earnings was driven by decreased product pricing at the company’s Butler and Columbus Flat Roll divisions as hot roll coil price indices fell approximately $200 per ton, or over 25 percent, since December 2018.

Compared to the first half 2018, the average first half 2019 external selling price for the company’s overall steel operations increased $11 to $890 per ton, based on additional volumes from the company’s Heartland and United Steel Supply locations. The average first half 2019 ferrous scrap cost per ton melted at the company’s steel mills decreased $7 to $327 per ton.

The company generated strong cash flow from operations of $543 million, paid cash dividends of $96 million, and repurchased $177 million of its common stock during the first half of 2019.

Outlook

“Based on domestic steel demand fundamentals, we are constructive concerning second half 2019 North American steel market dynamics,” said Millett. “We believe steel consumption will experience modest growth and will be supported by further steel import reductions and the end of steel inventory destocking.  There have been recent trade actions that we believe could have a positive impact in further reducing unfairly traded steel imports into the United States, including coated flat roll steel, which could have a significant positive impact for Steel Dynamics, as we are the largest non-automotive flat roll steel coater in the U.S.

“In combination with our existing and newly announced expansion initiatives, we believe there are firm drivers for our continued growth.  We are excited about our planned flat roll steel mill, and the anticipated long-term value creation it will bring through geographic and value-added product diversification. We plan for the new steel mill to have product capabilities beyond existing electric-arc-furnace flat roll steel producers today, competing even more effectively with the integrated steel model and foreign competition. We have targeted regional markets that represent over 27 million tons of relevant flat roll steel consumption, which includes the growing Mexican flat roll steel market. This facility should have a meaningful competitive advantage in those regions.

“We continue to strengthen our financial position through strong cash flow generation and the execution of our long-term strategy. We are well-positioned for growth and remain focused on delivering long-term shareholder value through organic and transactional growth opportunities,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss second quarter 2019 operating and financial results on Tuesday, July 23, 2019, at 10:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com. For the call, a quarterly slide presentation will be available on the company’s website at www.steeldynamics.com. A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on July 28, 2019.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials and supplies (including steel scrap, iron units, zinc, graphite electrodes, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses or assets; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months
	June 30,		June 30,		Ended
	2019	2018	2019	2018	March 31, 2019

Net sales	$2,770,515	$3,090,525	$5,587,950	$5,694,400	$2,817,435
Costs of goods sold	2,349,349	2,438,443	4,733,214	4,578,902	2,383,865
Gross profit	421,166	652,082	854,736	1,115,498	433,570

Selling, general and administrative expenses	106,250	101,031	217,288	207,462	111,038
Profit sharing	22,871	42,335	46,548	68,997	23,677
Amortization of intangible assets	7,013	6,829	14,026	13,755	7,013
Operating income	285,032	501,887	576,874	825,284	291,842

Interest expense, net of capitalized interest	32,321	31,512	63,443	63,408	31,122
Other expense (income), net	(4,249)	(5,035)	(10,592)	(9,498)	(6,343)
Income before income taxes	256,960	475,410	524,023	771,374	267,063

Income tax expense	60,214	112,838	122,450	183,327	62,236
Net income	196,746	362,572	401,573	588,047	204,827
Net (income) loss attributable to noncontrolling interests	(2,444)	(123)	(2,943)	1,953	(499)
Net income attributable to Steel Dynamics, Inc.	$194,302	$362,449	$398,630	$590,000	$204,328

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.88	$1.54	$1.79	$2.50	$0.91

Weighted average common shares outstanding	221,505	235,617	224,058	236,120	224,058

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.87	$1.53	$1.78	$2.49	$0.91

Weighted average common shares and share equivalents outstanding	222,519	236,945	223,741	237,334	224,962

Dividends declared per share	$0.2400	$0.1875	$0.4800	$0.3750	$0.2400

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2019	2018
	(unaudited)
Assets

Current assets
Cash and equivalents	$972,561	$828,220
Short term investments	114,154	228,783
Accounts receivable, net	1,072,879	1,043,756
Inventories	1,802,759	1,859,168
Other current assets	61,248	72,730
Total current assets	4,023,601	4,032,657

Property, plant and equipment, net	2,947,243	2,945,767

Intangible assets, net	256,302	270,328

Goodwill	526,462	429,645

Other assets	104,306	25,166
Total assets	$7,857,914	$7,703,563
Liabilities and Equity
Current liabilities
Accounts payable	$525,156	$550,754
Income taxes payable	3,032	7,468
Accrued expenses	325,417	436,681
Current maturities of long-term debt	72,131	24,234
Total current liabilities	925,736	1,019,137

Long-term debt	2,355,917	2,352,489

Deferred income taxes	457,784	435,838

Other liabilities	70,196	8,870
Total liabilities	3,809,633	3,816,334

Commitments and contingencies

Redeemable noncontrolling interests	139,930	111,240

Equity
Common stock	645	645
Treasury stock, at cost	(1,354,157)	(1,184,243)
Additional paid-in capital	1,167,505	1,160,048
Retained earnings	4,250,419	3,958,320
Accumulated other comprehensive income	78	301
Total Steel Dynamics, Inc. equity	4,064,490	3,935,071
Noncontrolling interests	(156,139)	(159,082)
Total equity	3,908,351	3,775,989
Total liabilities and equity	$7,857,914	$7,703,563

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Operating activities:
Net income	$196,746	$362,572	$401,573	$588,047

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,911	79,120	161,085	155,255
Equity-based compensation	9,080	8,041	24,388	20,882
Deferred income taxes	11,550	11,993	23,641	21,538
Other adjustments	(564)	(145)	164	(115)
Changes in certain assets and liabilities:
Accounts receivable	70,624	(163,465)	9,562	(282,283)
Inventories	64,941	(90,312)	104,410	(171,023)
Other assets	7,292	(630)	7,593	(735)
Accounts payable	(58,484)	48,919	(55,278)	115,251
Income taxes receivable/payable	(36,428)	22,579	13,422	86,541
Accrued expenses	15,805	47,361	(147,534)	(29,390)
Net cash provided by operating activities	361,473	326,033	543,026	503,968

Investing activities:
Purchases of property, plant and equipment	(85,120)	(55,203)	(139,556)	(105,809)
Purchases of short term investments	(49,465)	(50,000)	(99,142)	(90,000)
Proceeds from maturities of short term investments	109,034	—	213,771	—
Acquisition of business, net of cash and restricted cash acquired	—	(396,409)	(93,412)	(396,409)
Other investing activities	913	657	1,277	886
Net cash used in investing activities	(24,638)	(500,955)	(117,062)	(591,332)

Financing activities:
Issuance of current and long-term debt	125,222	124,571	246,456	217,629
Repayment of current and long-term debt	(133,875)	(118,089)	(249,146)	(231,123)
Dividends paid	(53,503)	(44,268)	(95,742)	(81,065)
Purchase of treasury stock	(93,136)	(49,145)	(177,444)	(118,414)
Other financing activities	(12)	(3,144)	(5,732)	(8,324)
Net cash used in financing activities	(155,304)	(90,075)	(281,608)	(221,297)

Increase (decrease) in cash, cash equivalents, and restricted cash	181,531	(264,997)	144,356	(308,661)
Cash, cash equivalents, and restricted cash at beginning of period	797,248	991,421	834,423	1,035,085
Cash, cash equivalents, and restricted cash at end of period	$978,779	$726,424	$978,779	$726,424

Supplemental disclosure information:
Cash paid for interest	$53,981	$53,226	$62,587	$61,855
Cash paid for income taxes, net	$84,516	$79,995	$86,355	$78,950

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Second Quarter		Year to Date
	2019	2018	2019	2018	1Q 2019
External Net Sales
Steel	$2,106,350	$2,325,426	$4,230,920	$4,247,216	$2,124,570
Fabrication	241,424	217,439	469,904	418,931	228,480
Metals Recycling	323,100	424,704	674,237	812,826	351,137
Other	99,641	122,956	212,889	215,427	113,248
Consolidated	$2,770,515	$3,090,525	$5,587,950	$5,694,400	$2,817,435
Operating Income
Steel	$294,769	$537,192	$607,206	$875,549	$312,437
Fabrication	30,706	14,185	51,369	34,017	20,663
Metals Recycling	10,614	25,728	30,572	53,533	19,958
Operations	336,089	577,105	689,147	963,099	353,058

Non-cash amortization of intangible assets	(7,013)	(6,829)	(14,026)	(13,755)	(7,013)
Profit sharing expense	(22,871)	(42,335)	(46,548)	(68,997)	(23,677)
Non-segment operations	(21,173)	(26,054)	(51,699)	(55,063)	(30,526)
Consolidated Operating Income	$285,032	$501,887	$576,874	$825,284	$291,842
Adjusted EBITDA
Net income	$196,746	$362,572	$401,573	$588,047	$204,827
Income taxes	60,214	112,838	122,450	183,327	62,236
Net interest expense	25,598	25,928	49,615	53,410	24,017
Depreciation	72,585	70,871	144,431	138,694	71,846
Amortization of intangible assets	7,013	6,829	14,026	13,755	7,013
Noncontrolling interest	(2,444)	(124)	(2,943)	1,953	(499)
EBITDA	359,712	578,914	729,152	979,186	369,440
Non-cash adjustments
Unrealized hedging (gain) loss	(3,719)	2,836	(1,977)	(7,120)	1,742
Inventory valuation	351	265	592	465	241
Equity-based compensation	9,080	8,375	19,699	17,955	10,619
Adjusted EBITDA	$365,424	$590,390	$747,466	$990,486	$382,042
Other Operating Information
Steel
Average external sales price (Per ton) *	$879	$932	$890	$879	$902
Average ferrous cost (Per ton melted) #	$316	$348	$327	$334	$338

Flat Roll shipments
Butler and Columbus Flat Roll Divisions	1,574,463	1,601,498	3,101,314	3,150,312	1,526,851
Techs, Heartland, and USS Divisions (processing)	422,849	222,303	753,624	417,065	330,775
Long Product shipments
Structural and Rail Division	352,013	441,019	728,276	809,802	376,263
Engineered Bar Products Division	195,644	250,092	402,518	465,242	206,874
Roanoke Bar Division	128,460	140,143	280,860	263,546	152,400
Steel of West Virginia	95,929	78,881	187,177	162,613	91,248
Total shipments (Tons)	2,769,358	2,733,936	5,453,769	5,268,580	2,684,411

External shipments (Tons) *	2,386,851	2,480,223	4,734,060	4,807,738	2,347,209

Steel production (Tons) *	2,769,910	2,768,512	5,515,038	5,369,712	2,745,128
Metals Recycling
Nonferrous shipments (000’s of pounds)	266,222	304,034	558,260	575,662	292,038
Ferrous shipments (Gross tons)	1,189,679	1,347,016	2,361,040	2,603,915	1,171,361
External ferrous shipments (Gross tons)	425,477	466,125	808,318	903,115	382,841
Fabrication
Average external sales price (Per ton)	$1,538	$1,380	$1,556	$1,363	$1,575
Shipments (Tons)	156,983	157,902	302,205	307,828	145,222

*                 Includes all steel operations

#                 Includes ferrous cost per ton melted at our steel mills